Exhibit 5

December 21, 1999


Philadelphia Suburban Corporation
762 W. Lancaster Avenue
Bryn Mawr, Pennsylvania 19010

Re: Issuance of Shares Pursuant to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Philadelphia Suburban Corporation, a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the offering by the Company of up to an aggregate of 2,000,000 shares of the Company's common stock, $0.50 par value per share (the "Common Stock"), and 500,000 shares of the Company's preferred stock, $1.00 par value per share (the "Preferred Stock," together with the Common Stock, the "Shares"), which may be issued from time to time.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. We have assumed that the issuance of the Common Stock will have been duly authorized and certificates evidencing the shares of Common Stock will have been duly executed and delivered, against receipt of the consideration approved by the Board of Directors of the Company or a committee thereof which will be not less than the par value thereof. We have also assumed that the issuance of any shares of a series of Preferred Stock will have been duly authorized, the Board of Directors will have established the terms of such series of Preferred Stock, authorized the transactions contemplated by the Registration Statement, reserved for issuance any shares of Common Stock to be issued in the future upon the exercise of any Preferred Stock of a series that is convertible into Common Stock and filed a certificate of designation with respect to such series of Preferred Stock with the Secretary of State of the State of Pennsylvania and certificates evidencing the same will have been duly executed and delivered, against receipt of consideration approved by the Board of Directors of the Company or a committee thereof which will be not less than the par value thereof.

Based upon the foregoing, we are of the opinion that the Shares, when and to the extent issued and sold by the Company, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act and the rules and regulations of the Commission thereunder.

                                            Very truly yours,


                                            /s/ Morgan, Lewis & Bockius LLP
                                                ---------------------------
                                                Morgan, Lewis & Bockius LLP